Drewry Shipping Consultants Ltd., Drewry House, Meridian Gate, 213 Marsh Wall, London E14 9FJ, England
Telephone: +44 (0) 20 7538 0191 Facsimile:+44 (0) 20 7987 9396 Email: enquiries@drewry.co.uk  Website: www.drewry.co.uk

May  , 2008

Paragon Shipping Inc.
15 Karamanli Ave.
GR 166 73
Voula Greece

Dear Sir/Madam:

Reference is made to the amended Form F-1 registration statement filed with the U.S. Securities and Exchange Commission (the “SEC”) (File No. 333-143781) on May  , 2008 (the “Amended Registration Statement”) relating to the registration of the Class A Common Shares and Warrants of Paragon Shipping Inc. (the “Company”). We hereby consent to all references to our name in the prospectus which constitutes part of the Amended Registration Statement (the “Prospectus”) and to the use of the statistical information supplied by us set forth in “Industry” section of the Prospectus. We further advise the Company that our role has been limited to the provision of such statistical data supplied by us. With respect to such statistical data, we advise you that:

(1) we have accurately described the international dry bulk shipping industry, subject to the availability and reliability of the data supporting the statistical and graphical information presented; and

(2) our methodologies for collecting information and data may differ from those of other sources and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the dry bulk shipping industry.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement filed with the SEC on May   , 2008.

Yours faithfully
Nigel Gardiner
Managing Director
Drewry Shipping Consultants Ltd

Drewry Shipping Consultants Limited – registered in London, England No. 3289135